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                                                                     EXHIBIT 2.7

                         UNITED STATES BANKRUPTCY COURT
                            NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION

In re                                   Jointly Administered Under
                                        Case No. 00-43726
AMERICAN ARCHITECTURAL
PRODUCTS CORPORATION, et al.,           Chapter 11

             Debtors.                   Chief Judge William T. Bodoh

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                    FINDINGS OF FACT, CONCLUSIONS OF LAW AND
                          ORDER CONFIRMING JOINT PLAN

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I. BACKGROUND

  A. JOINT PLAN AND DISCLOSURE STATEMENT

         1. American Architectural Products Corporation and its subsidiaries (collectively, the "DEBTORS"), as debtors and debtors-in-possession in these Chapter 11 cases, and the Official Committee of Unsecured Creditors (the "COMMITTEE") filed their Joint Plan, dated April 30, 2003 (the "PLAN") and now seek confirmation of the Plan under Bankruptcy Code Section 1129. Unless otherwise defined below, capitalized terms used in this Order have the meanings given to them in the Plan.

         2. On May 28, 2003, the Court entered its Order Approving: (A) Disclosure Statement; (B) Notice And Objection Procedures For Confirmation Of Joint Plan; And (C) Ballots And Procedures For Solicitation And Tabulation Of Votes On Joint Plan (the "DISCLOSURE STATEMENT ORDER"), which approved the Debtors' and the Committee's Disclosure Statement in Support of Joint Plan, dated April 30, 2003 (the "DISCLOSURE STATEMENT").

  B. SOLICITATION AND VOTING

         3. On June 4, 2003, the Debtors mailed, among other things, copies of the Plan, the Disclosure Statement, the Disclosure Statement Order, and ballots to be used by holders of

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Claims in Class 4 under the Plan (the "BALLOTS") to all holders of Claims against the Debtors and other parties as required in the Disclosure Statement Order.

         4. Voting on the Plan commenced at that time and concluded at 4:00 p.m. Eastern Time on July 14, 2003. See Ballot Tabulation Report filed with the Court on July 18, 2003 (the "BALLOT REPORT").

  C. PROCEDURAL HISTORY

         5. In support of confirmation of the Plan, the Debtors filed with the Court the Declaration of Joseph Dominijanni in Support of Confirmation of Joint Plan, dated July 21, 2003 (the "DOMINIJANNI DECLARATION").

         6. Two parties objected to confirmation of the Plan. Cape House Properties, Ltd. ("CAPE HOUSE") objected, in essence, to the definition of "Allowed Claim" contained in the Plan, asserting that such definition could be construed to exclude Cape House's claim (the "CAPE HOUSE CLAIM"), which Cape House seeks to be treated as an Allowed Claim despite that Cape House did not file a proof of claim before the Bar Date or before the date on which Cape House filed its objection to confirmation of the Plan. The proposed amendment to the definition of "Allowed" in the Plan as set forth below in this Order resolves Cape House's objection.

         7. Clark Construction Group, Inc. ("CLARK") objected to confirmation of the Plan based on the assertion that the injunction provisions set forth in
Section 12.02 of the Plan "extinguish" any rights to setoff or recoupment that Clark may have with respect to claims it has previously asserted against the Debtors. The amendment to Section 12.02 of the Plan as set forth below in this Order resolves the Clark objection.

         8. On July 22, 2003, the Court conducted a hearing (the "CONFIRMATION HEARING") under Bankruptcy Code Section 1128 and Bankruptcy Rule 3020(b)(2) to consider confirmation of the Plan. At the Confirmation Hearing, statements of counsel for the Debtors and counsel for the Committee were heard in support of confirmation of the Plan, and the substance of the Dominijanni Declaration was proffered, and admitted, as Mr. Dominijanni's direct testimony in

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support of confirmation of the Plan. Mr. Dominijanni was present at the
Confirmation Hearing and available for cross examination. None was taken.

         9. Based on the Plan, the testimony of Mr. Dominijanni as set forth in the Dominijanni Declaration, the Ballot Report, statements made in support of confirmation of the Plan at the Confirmation Hearing, and the entire record before the Court, the Court makes the following findings of fact and conclusions of law and issues the following orders:

II. FINDINGS OF FACT AND CONCLUSIONS OF LAW

  A. JURISDICTION AND VENUE

         10. The Court has jurisdiction over these Chapter 11 Cases under 28 U.S.C. Sections 157 and 1334. This matter constitutes a core proceeding under 28 U.S.C. Section 157(b)(2). Venue in this Court is proper under 28 U.S.C. Sections 1408 and 1409.

         11. The Court's retention of jurisdiction as set forth in Article 13 of the Plan comports with the parameters contained in 28 U.S.C. Section 157.

  B. CONTENTS OF THE PLAN

         12. In accordance with Bankruptcy Code Section 1123(a), the Plan: (a) designates classes of Claims and Equity Interests, other than claims of a kind specified in Bankruptcy Code Sections 507(a)(1), 507(a)(2) and 507(a)(8), and such classification complies with Bankruptcy Code Section 1122; (b) specifies Classes of Claims and Equity Interests that are impaired under the Plan; (c) specifies the treatment of Classes of Claims and Equity Interests that are impaired under the Plan; (d) provides the same treatment for each Claim or Equity Interest of a particular Class, unless the holder of a particular Claim or Equity Interest agrees to less favorable treatment of the particular Claim or Equity Interest; (e) provides for adequate means for the Plan's implementation; and (f) contains only provisions that are consistent with the interests of creditors and equity security holders and with public policy with respect to the manner of selection of the Liquidation Officer.

         13. As permitted by Bankruptcy Code Section 1123(b), the Plan: (a) impairs or leaves unimpaired Classes of Claims and Equity Interests; (b) provides for the assumption, rejection or

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assumption and assignment of the Debtors' executory contracts and unexpired leases; (c) provides for the retention and enforcement by the Liquidation LLC of the Litigation Claims and Avoidance Actions; (d) modifies the rights of holders of some Classes of Claims, and leaves the rights of holders of other Classes of Claims unaffected; and (e) includes other appropriate provisions not inconsistent with the applicable provisions of the Bankruptcy Code.

         14. The Plan constitutes a motion for substantive consolidation of the liabilities and properties of all Debtors. There is substantial identity among the Debtors in that there is no reliable or reasonable means by which the Debtors could separate their assets and liabilities by individual Debtor in order to formulate nineteen separate plans, and the liabilities as between the Debtors as a unified group and their most significant creditors hopelessly obscure the distinctions between the Debtors. Substantive consolidation of the Debtors as provided in the Plan is the most equitable means by which to avoid the greatest harm to all creditors and the most effective way to maximize recoveries to all creditors. Substantive consolidation of the Debtors is in the best interests of all creditors and the Estates, and should be approved.

  C. NOTICE, SOLICITATION AND ACCEPTANCE

         15. In accordance with Bankruptcy Rule 2002, the Court finds and concludes that adequate notice of the time for filing objections to confirmation of the Plan and adequate notice of the Confirmation Hearing were provided to parties in interest. No additional notice of the Confirmation Hearing or the opportunity to be heard with respect to confirmation of the Plan is required or appropriate under applicable Bankruptcy Rules or the Disclosure Statement Order.

         16. In accordance with Bankruptcy Code Section 1126(b): (a) the solicitation of votes to accept or reject the Plan complied with all applicable nonbankruptcy law, rules and regulations governing the adequacy of disclosure in connection with the solicitation; and (b) the solicitation was conducted after disclosure of adequate information, as defined in Bankruptcy Code Section 1125(a), and in accordance with the Disclosure Statement Order.

         17. The Debtors, the Committee, and their respective attorneys solicited votes to accept or reject the Plan in good faith and in compliance with the applicable provisions of the

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Bankruptcy Code and are, therefore, entitled to the protections afforded by
Bankruptcy Code Section 1125(e).

         18. With respect to votes of all Classes under the Plan: (a) Classes 1, 2, and 3 are not impaired and are deemed to have accepted the Plan without voting under Bankruptcy Code Section 1126(f); (b) Class 4 has accepted the Plan by satisfying the voting requirements set out in Bankruptcy Code Section 1126(c); and (c) Classes 5, 6, and 7, comprised of Notes Securities Claims, Penalty Claims, and Equity Interests and Equity Related Claims, respectively, will not receive or retain any property under the Plan and are deemed to have rejected the Plan without voting under Bankruptcy Code Section 1126(g).

  D. COMPLIANCE WITH THE REQUIREMENTS OF BANKRUPTCY CODE SECTION 1129

         19. In accordance with Bankruptcy Code Section 1129(a)(1), the Plan complies with the applicable provisions of the Bankruptcy Code.

         20. In accordance with Bankruptcy Code Section 1129(a)(2), the Debtors and the Committee, as proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code.

         21. In accordance with Bankruptcy Code Section 1129(a)(3), the Debtors and the Committee have proposed the Plan in good faith and not by any means forbidden by law, and the Debtors and the Committee have acted, and are presently acting, in good faith in conjunction with all aspects of the Plan and these Chapter 11 Cases.

         22. In accordance with Bankruptcy Code Section 1129(a)(4), all payments made or to be made by the Debtors or by any person acquiring property under the Plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or the Plan, have been approved by, or are subject to approval of, the Court as reasonable.

         23. In accordance with Bankruptcy Code Section 1129(a)(5): (a) the Debtors and the Committee (as proponents of the Plan) have disclosed that Mr. Jonathan Schoenike will serve, after confirmation of the Plan, as Liquidation Officer of the Liquidation LLC and have disclosed his affiliations; (b) the appointment of Mr. Schoenike as Liquidation Officer is consistent with the interests of the creditors and with public policy; and (c) the Debtors and the Committee (as

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proponents of the Plan) have disclosed in the Disclosure Statement that the
Liquidation LLC does not intend to employ or retain any insider other than Mr. Schoenike.

         24. The Debtors are not subject to any governmental regulation of rates for purposes of Bankruptcy Code Section 1129(a)(6) because the Debtors will not be conducting any business following the Effective Date.

         25. In accordance with Bankruptcy Code Section 1129(a)(7), with respect to impaired Classes of Claims (i.e., Classes 4, 5, and 6) or Equity Interests (i.e., Class 7), each holder of a Claim or Equity Interest in such Classes has accepted the Plan or will receive or retain under the Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

         26. In accordance with Bankruptcy Code Section 1129(a)(8), Class 4 has accepted the Plan and Classes 1, 2, and 3 are not impaired under the Plan and therefore are deemed to have accepted the Plan. With respect to Classes 5 and 6, which are deemed to have rejected the Plan, in accordance with Bankruptcy Code
Section 1129(b)(l), the Plan does not discriminate unfairly, and is fair and equitable, under Bankruptcy Code Section 1129(b)(2)(B)(ii), because no holder of any Claim or Equity Interest junior to any Claim in such Classes will receive or retain any property under the Plan. With respect to Class 7, which is deemed to have rejected the Plan, in accordance with Bankruptcy Code Section 1129(b)(1), the Plan does not discriminate unfairly and is fair and equitable under Bankruptcy Code Section 1129(b)(2)(C)(ii) because no holder of any Equity Interest junior to the interests in such Class will receive or retain any property under the Plan.

         27. In accordance with Bankruptcy Code Section 1129(a)(9)(A), the Plan provides that each holder of an Allowed Administrative Claim will be paid in full in Cash (or otherwise satisfied in accordance with its terms) on the latest of the Effective Date, the date fixed by the Court, or as soon thereafter as practicable, the tenth Business Day after such Claim is Allowed, or as soon thereafter as practicable, unless such holder agrees to a different treatment, except that (i) Allowed Preserved Ordinary Course Administrative Expense Claims will be paid in full in

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Cash in accordance with the terms and conditions under which they arose or in the ordinary course of the Debtors' business, and (ii) Allowed Professional Fee Claims will be paid in full in Cash no later than three days after they are Allowed or in accordance with the terms of any applicable administrative procedures order entered by the Court, except to the extent the holders of such Claims agree otherwise.

         28. In accordance with Bankruptcy Code Section 1129(a)(9)(B), the Plan provides that each holder of an Allowed Priority Claim will be paid in full in Cash on the later of the Effective Date and the tenth Business Day after such Claim becomes Allowed (or as soon thereafter as practicable), unless such holder agrees to a different treatment.

         29. In accordance with Bankruptcy Code Section 1129(a)(9)(C), the Plan provides that each holder of an Allowed Priority Tax Claim will be paid in full in Cash on the later of the Effective Date and the tenth Business Day after such Claim becomes Allowed, unless such holder agrees to a different treatment, except that the Debtors and the Committee reserve the right to pay any such Claim over time, as and to the extent provided in the Plan.

         30. In accordance with Bankruptcy Code Section 1129(a)(10), Class 4 under the Plan (i.e., a Class of impaired Claims under the Plan) has voted to accept the Plan without including any acceptance of the Plan by any insider.

         31. In accordance with Bankruptcy Code Section 1129(a)(11), confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the Debtors or the Debtors' post-confirmation estates, the Liquidation LLC or either of the Realty LLCs.

         32. In accordance with Bankruptcy Code Section 1129(a)(12), to the extent that all fees payable to the United States Trustee under 28 U.S.C.
Section 1930(a)(6) have not been paid, the Plan provides for the payment of all such fees on the Effective Date or as they come due after the Effective Date.

         33. In light of the amendment to Section 6.12 of the Plan set forth below, the Plan provides for the continuation after the Effective Date of all retiree benefits, as that term is defined in Bankruptcy Code Section 1114, at the levels and for the duration applicable to the Debtors

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immediately before the Effective Date. Accordingly, the Plan satisfies the requirements of Bankruptcy Code Section 1129(a)(13).

         34. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act, and no objection has been filed by any governmental unit asserting such avoidance. The Plan, therefore, complies with Bankruptcy Code Section 1129(d).

  E. SATISFACTION OF CONDITIONS TO CONFIRMATION

         35. The conditions to confirmation of the Plan set forth in Section
11.01 of the Plan will be met upon entry of this Order.

  F. MODIFICATIONS TO THE PLAN

         36. Any modifications made to the Plan after solicitation of votes on the Plan commenced, as reflected in this Order or as set forth in the record at the Confirmation Hearing, satisfy the requirements of Bankruptcy Code Section 1127(a) and do not adversely affect the treatment or rights of the holders of Claims under the Plan. Accordingly, the Debtors and the Committee (as proponents of the modifications) have satisfied Bankruptcy Code Section 1127(c) with respect to the Plan as modified and holders of Claims or Equity Interests that have accepted or rejected the Plan (or are deemed to have accepted or rejected the Plan) are deemed to have accepted or rejected, as the case may be, the Plan as modified under Bankruptcy Code Section 1127(d).

  G. EXEMPTIONS

         37. In accordance with Bankruptcy Code Section 1146(c): (a) the issuance, distribution, transfer, and exchange of any portion of the Membership Interests or membership interests in the Realty LLCs, or assets or property of the Estates; (b) the transfer of the Net Assets to the Liquidation LLC; (c) the transfer of any other assets or property under the Plan, the Boardman Realty LLC Agreement, the West Branch Realty LLC Agreement, or the Liquidation LLC Agreement, including without limitation the transfer of the Boardman Property and the West Branch Property from either of the Realty LLCs to any transferee;
(d) the creation, modification, consolidation, or recording of any deed of trust or other security interest, the securing of

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additional indebtedness by such means or by other means in furtherance of, or in connection with, the Plan or this Order; (e) the execution, assignment, modification, or recording of any lease or sublease; and (f) the execution, delivery, or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, this Order, or any transaction contemplated above, or any transactions arising out of, contemplated by, or in any way related to, the foregoing are not subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, or real estate transfer tax, or other similar tax or governmental assessment and the appropriate state or local government officials or agents are directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

  H. TRANSACTIONS UNDER THE PLAN

         38. Under Bankruptcy Rule 9019 and in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims against the Debtors so compromised and settled under the Plan or during the Chapter 11 Cases.

         39. The Debtors' planned transfer of all property of the Estates to the Liquidation LLC, Boardman Realty LLC, or West Branch Realty LLC, as the case may be in accordance with the Plan, is reasonable and necessary.

         40. The assumption or rejection of executory contracts and unexpired leases under the Plan is a reasonable exercise of the Debtors' business judgment and is in the best interests of the Debtors and the Estates.

  I. MISCELLANEOUS

         41. Upon entry of this Order, each provision of the Plan will be valid and enforceable in accordance with its terms.

         42. In accordance with Bankruptcy Rule 3016(a), the Plan is dated, and the entities submitting it are identified.

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III. ORDER

In light of the foregoing Findings of Fact and Conclusions of Law, IT IS ORDERED that:

  A. CONFIRMATION

         1. The Plan, as modified by this Order, is CONFIRMED.

         2. By its confirmation of the Plan in accordance with this Order, but subject to the occurrence of the Effective Date, the motion to substantively consolidate the liabilities and properties of the Debtors is GRANTED.

         3. Upon the Effective Date the liabilities and properties of all Debtors will be substantively consolidated such that: (a) the Chapter 11 Cases will be deemed to be consolidated into the Chapter 11 Case of AAPC as a single consolidated case; (b) all property of the Estate of each Debtor will be deemed to be property of the Consolidated Estate; (c) all Claims against each Estate will be deemed to be Claims against the Consolidated Estate, any proof of claim filed against one or more of the Debtors will be deemed to be a single Claim filed against the Consolidated Estate, and all duplicate proofs of claim for the same Claim filed against more than one Debtor will be deemed to be expunged; (d) unless otherwise provided in the Plan, all Equity Interests in any Debtor other than AAPC will be deemed to be extinguished for all purposes, and no distributions under the Plan will be made on account of any such Equity Interests; (e) all Intercompany Claims will be deemed Disallowed, discharged and eliminated, and no distributions under the Plan will be made on account of Intercompany Claims; (f) all guarantees by one Debtor of the obligations of any other Debtor or in favor of any other Debtor will be deemed eliminated, and no distributions under the Plan will be made on account of Claims based upon such guarantees; and (g) for purposes of determining the availability of the right of setoff under Bankruptcy Code Section 553, all Debtors will be treated as one consolidated entity so that, subject to the other provisions of Bankruptcy Code
Section 553, debts due to any Debtor may be set off against the debts of any other Debtor. Substantive consolidation under the Plan does not and will not act as a merger of, or otherwise affect the separate legal existence of, each Debtor for licensing, regulatory, tax, or other purposes, other than with respect to voting and distribution

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rights under, and confirmation of, the Plan. Substantive consolidation under the
Plan will have no effect on valid, enforceable and unavoidable Liens, except for Liens that secure a Claim that is eliminated by virtue of substantive consolidation and Liens against Collateral that are extinguished by virtue of substantive consolidation. Substantive consolidation under the Plan will not create a Claim in a Class different from the Class in which a Claim would have been placed in the absence of substantive consolidation. Substantive consolidation will not affect any applicable date for purposes of pursuing any Avoidance Actions.

         4. Confirmation of the Plan and entry of this Order terminates all Equity Interests and other rights of Equity Interests in the Debtors.

         5. Except as provided in the Plan or this Order, as of entry of this Order, all entities that have held, currently hold or may hold a Claim or other debt or liability that unclassified by the Plan or that is classified by Article 4 of the Plan, or is subject to a distribution under the plan or an Equity Interest or other right of an equity security holder that is terminated under the Plan are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities, Equity Related Claims, or terminated Equity Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors, the Realty LLCs, or the Liquidation LLC (including any officer or director or other Person acting as a representative or otherwise on behalf of the Debtors, the Realty LLCs, or the Liquidation LLC); (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against the Debtors, the Realty LLCs, the Liquidation LLC, or their respective property; (c) creating, perfecting, or enforcing any Lien or encumbrance against the Debtors, the Realty LLCs, or the Liquidation LLC, or their respective property; (d) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors, the Realty LLCs, or the Liquidation LLC, or their respective property; and (e) commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

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         6. Notwithstanding Bankruptcy Rule 3020(c) and any otherwise applicable law, immediately upon the entry of this Order, the terms of the Plan and this Order will be binding upon and inure to the benefit of the Debtors, the Committee, the holders of all Claims and Equity Interests, and the respective successors and assigns of all the foregoing.

         7. In accordance with Bankruptcy Code Section 1123(b)(3)(B), the Liquidation LLC is appointed as the representative and agent of the Estates to prosecute, compromise, or abandon the Disputed Claims and Litigation Claims in accordance with the Plan.

         8. Any obligations of any Debtor to indemnify any Person serving as a fiduciary of any employee benefit plan or employee benefit program of any Debtor, under charter, by-laws, contract, or applicable state law is deemed to be an executory contract and rejected, canceled, and discharged under the Plan as of the Confirmation Date (but subject to the occurrence of the Effective
Date). Any obligation of any Debtor to indemnify, reimburse, or limit the liability of any Person, including but not limited to any officer or director of any Debtor, or any agent, professional, financial advisor, or underwriter of any securities issued by any Debtor related to any acts or omissions occurring before the Petition Date is rejected, canceled, and discharged under the Plan as of the Confirmation Date (but subject to the occurrence of the Effective Date), and any Claims resulting from such obligations are Disallowed under Bankruptcy Code Section 502(e). Notwithstanding any of the foregoing, nothing contained in the Plan affects, impairs, or prejudices the rights of any Person covered by any applicable D&O Policy with respect to such policy or policies.

         9. None of the Debtors, the Committee, the Liquidation LLC, the Indenture Trustee, the Realty LLCs, or any of their respective officers, directors, members, employees, advisors, attorneys, or agents, have or will incur any liability to any holder of a Claim or Equity Interest, or any other party in interest, or any of their respective members or former members, agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their predecessors, successors, or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the negotiation and pursuit of confirmation of the Plan, the

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consummation of the Plan, or the administration of the Plan excluding (i) the obligations of the Debtors, the Realty LLCs, and the Liquidation LLC under the Plan, (ii) liabilities arising out of or in connection with the facts and circumstances that are the subject of, or that are at issue in, the BAC Litigation, and (iii) their acts or omissions constituting gross negligence, bad faith, or willful misconduct, as finally determined by a court of competent jurisdiction, and in all respects are entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of the Chapter 11 Cases. As of the Effective Date, the Debtors' then-current directors and officers will be released from any claims or causes of action any Person may have against them arising at any time before the Effective Date (except for any claims or causes of action related to the BAC Litigation or the facts and circumstances that are the subject of, or that are at issue, in the BAC Litigation), unless such claims or causes of action arise out of acts or omissions by such directors and officers constituting gross negligence, bad faith, or willful misconduct, as finally determined by a court of competent jurisdiction.

  B. BAR DATES AND OBJECTIONS TO CLAIMS

         10. All requests for payment of Administrative Claims, other than Reclamation Claims, Professional Fee Claims and Preserved Ordinary Course Administrative Claims, are required to be served on the Liquidation LLC and filed with the Bankruptcy Court no later than the Administrative Claims Bar Date, and if not so served and filed are forever barred and discharged. For purposes of the Plan and this Order, the "ADMINISTRATIVE CLAIMS BAR DATE" is 30 days after the date this Order is entered.

         11. All requests for payment of Reclamation Claims are required to have been filed by the Bar Date or the holders of such Claims are forever barred from asserting such Reclamation Claims against the Debtors.

         12. Each Person seeking an award by the Bankruptcy Court of Professional Fees, except Claims for expenses under Section 3.02.b of the Plan, is required to file with the Bankruptcy Court and serve on the Liquidation LLC its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date no

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later than the Professional Fee Bar Date. For purposes of the Plan and this
Order, the "PROFESSIONAL FEE BAR DATE" is 60 days after the Effective Date.

         13. Section 9.01 of the Plan is amended such that the last sentence of that section reads:

                  Each Person seeking an award by the Bankruptcy Court of Professional Fees, except Claims for expenses under Section 3.02.b of this Plan, is required to file with the Bankruptcy Court and serve on the Liquidation LLC its final application for allowance of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date within 60 days after the Effective Date.

         14. All proofs of claims relating to Claims arising from the rejection of any executory contract or unexpired lease under the Plan are required to be filed with the Court no later than 30 days after the Confirmation Date (the "REJECTION DAMAGES BAR DATE" referred to in Section 7.04 of the Plan). Any such Claim not filed within that time is forever barred. With respect to any executory contract or unexpired lease rejected by the Debtors before the Confirmation Date, the deadline for filing such Claims is as set forth in previous orders of the Court.

         15. Notwithstanding the occurrence of the Effective Date, and except as to any Claim that has been Allowed before the Effective Date, the Liquidation LLC may object to the allowance of any Claim against the Debtors or seek estimation of any Claim on any grounds permitted by the Bankruptcy Code by filing the appropriate pleading in this Court at any time before the first Business Day that is 180 days after the Effective Date or such later date as the Court may approve.

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         16. In accordance with Sections 1.62 and 9.03.a of the Plan, the Cape
House Claim, and the associated Disputed Claim filed by Summit Contractors, Inc. (the "SUMMIT CLAIM") must be estimated in order to establish the Maximum Amount for the Cape House Claim and the Summit Claim for purposes of the Class 4 Claims Reserve. Cape House, Summit, and the Debtors have stipulated, and the Court hereby approves, the Maximum Amount of the Cape House Claim and the Summit Claim, collectively, for all purposes under the Plan as $2,500,000. Such Maximum Amount will constitute the maximum amount at which the Cape House Claim and the Summit Claim, collectively, or any other entity on behalf of either of them, by subrogation or otherwise, may be Allowed under the Plan. Nothing in this Order is to be construed as a determination of: (a) whether the Cape House Claim or the Summit Claim is to be Disallowed as having been filed after the Bar Date;
(b) the merits of the Cape House Claim or the Summit Claim; or (c) whether the Cape House Claim or the Summit Claim is to be an Allowed Claim under the Plan. The Debtors, the Committee, and the Liquidation LLC reserve all rights to assert any defense or other argument with respect to the Allowance of the Cape House Claim and the Summit Claim. Neither anything in this Order nor the setting of the Maximum Amount above is with prejudice to Cape House or Summit establishing liability and collecting a recovery in any amount as against applicable insurance coverage.

  C. PLAN IMPLEMENTATION

         17. The appointment of Mr. Jonathan Schoenike as the Liquidation Officer is approved. The Liquidation Officer is authorized and directed to carry out all duties as specified under the Liquidation LLC Agreement and under the Plan. The compensation, rights and powers of the Liquidation Officer, as provided in the Liquidation LLC Agreement, are reasonable and are approved in all respects.

         18. The Liquidation LLC Agreement, the Boardman Realty LLC Agreement, and the West Branch Realty LLC Agreement, together, in each case, with such changes as the Debtors and the Committee deem necessary or desirable, are approved. Without limiting the foregoing,

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on the Effective Date, all securities, instruments, agreements and documents issued, entered into, delivered or filed under or in connection with the Plan or the Plan Documents, including without limitation the Membership Interests and the membership interests in the Realty LLCs, will be deemed to become effective, binding and enforceable in accordance with their respective terms and conditions upon the parties thereto. On the Effective Date, the Debtors may take all steps necessary or appropriate to establish the Liquidation LLC and the Realty LLCs.

         19. On the Effective Date, the Liquidation Officer and the holders of Class 4 Claims that are Allowed Claims as of the Effective Date will be deemed to have entered into the Liquidation LLC Agreement as of the Effective Date and to be bound by the Liquidation LLC Agreement, whether or not they actually execute or deliver such agreement. All holders of Allowed Class 4 Claims that become Allowed Claims after the Effective Date will be bound by the Liquidation LLC Agreement as members of the Liquidation LLC as of the date their Claim becomes an Allowed Claim, whether or not they actually execute or deliver the Liquidation LLC Agreement.

         20. As of the Effective Date: (a) the adoption, execution, delivery, and implementation of all contracts, leases, instruments, releases, and other agreements related to or contemplated by the Plan; and (b) the other matters provided for, under, or in furtherance of, the Plan involving corporate action required of the Debtors, will be deemed to have occurred and become effective as provided in the Plan, and will be deemed authorized and approved in all respects without further order of the Court or any further action by the stockholders or directors of the Debtors. The term of each of the officers and directors of the Debtors will terminate as of the Effective Date without any further action by the stockholders or directors of the Debtors.

         21. In accordance with Bankruptcy Code Section 1123(a)(5)(B), on the Effective Date, the Net Assets will be, and in any case will be deemed to have been, irrevocably transferred and assigned to the Liquidation LLC, to be held and administered by the Liquidation LLC for the benefit of its members in accordance with the Liquidation LLC Agreement. Except as otherwise provided in the Plan or the Liquidation LLC Agreement, the Liquidation LLC will take title to the Net Assets

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free and clear of all Claims, Equity Interests and Liens in accordance with
Bankruptcy Code Section 1141.

         22. On the Effective Date, the Boardman Property will be, and in any case will be deemed to have been, transferred and assigned to Boardman Realty LLC, to be held and administered by Boardman Realty LLC for the benefit of its member in accordance with the Boardman Realty LLC Agreement. Except as otherwise provided in the Plan, the Boardman Realty LLC Agreement, or this Order, Boardman Realty LLC will take title to the Boardman Property free and clear of all Claims, Equity Interests and Liens in accordance with Bankruptcy Code Section 1141. Boardman Realty LLC will take title to the Boardman Property subject to any environmental liabilities incident to ownership of the Boardman Property.

         23. On the Effective Date, the West Branch Property will be, and in any case will be deemed to have been, transferred and assigned to West Branch Realty LLC, to be held and administered by West Branch Realty LLC for the benefit of its member in accordance with the West Branch Realty LLC Agreement. Except as otherwise provided in the Plan, the West Branch Realty LLC Agreement, or this Order, West Branch Realty LLC will take title to the West Branch Property free and clear of all Claims, Equity Interests and Liens in accordance with Bankruptcy Code Section 1141. West Branch Realty LLC will take title to the West Branch Property subject to any environmental liabilities incident to ownership of the West Branch Property, as well as any unexpired lease of the West Branch Property with Taylor Building Products as lessee.

         24. The Liquidation LLC is authorized and directed on, or as soon as reasonably practicable after, the Effective Date to create the Class 4 Claims Reserve and the Other Claims Reserve in respect of Disputed Claims in accordance with Section 9.03 of the Plan. Under Section 9.03 of the Plan, the Maximum Amount of any such Disputed Claim constitutes the maximum amount at which such Disputed Claim may be Allowed for all purposes under the Plan.

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

         25. The issuance of the Membership Interests to holders of Allowed Class 4 Claims under the Plan and the Liquidation LLC Agreement, and the issuance of membership interests in the Realty LLCs to the Liquidation LLC under the Plan and the Boardman Realty LLC Agreement and the West Branch Realty LLC Agreement, are exempt from all federal, state, and local laws requiring the registration of such securities, to the extent provided by Bankruptcy Code
Section 1145.

         26. The assumption or assumption and assignment of all executory contracts and unexpired leases assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan are approved, and all such contracts and leases remain in full force and effect for the benefit of any assignees of such contracts or leases, the Realty LLCs, or the Liquidation LLC, as the case may be, notwithstanding any provision in any such contract or lease (including those described in Bankruptcy Code Section 365(b)(2) and (f)) that prohibits or conditions such assignment or transfer or that enables, permits or requires termination of such contract or lease.

         27. All executory contracts and unexpired leases rejected under the Plan, including without limitation the Benefits Plans under Section 6.12 of the Plan, are deemed rejected upon the entry of this Order.

         28. The Debtors are released and discharged from all obligations arising under all executory contracts and unexpired leases rejected or assumed and assigned by the Debtors during the Chapter 11 Cases or under the Plan.

  D. RETENTION OF JURISDICTION

         29. This Court's retention of jurisdiction as set forth in Article 13 of the Plan is APPROVED. Such retention of jurisdiction does not affect the finality of this Order, which the Court now expressly directs the Clerk of the Bankruptcy Court to enter immediately.

  E. AMENDMENTS TO PLAN

         30. Section 6.12 of the Plan is amended by deleting in its entirety the sentence in that section that reads, "Before the Confirmation Hearing and in accordance with Bankruptcy Code Section 1114, the Debtors will file a motion to be heard as part of the Confirmation Hearing, to terminate all Benefit Plans relating to benefits afforded retirees, with such termination to be

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

effective on the earlier of the entry of a Final Order allowing such termination and the Confirmation Date." In light of the provisions of the Plan contained elsewhere in Section 6.12 and this Order, such a motion is unnecessary and the Debtors are excused from having to file such a motion.

         31. Section 6.12 of the Plan is further amended by inserting at the end of that section, "Notwithstanding anything in this Section 6.12 or elsewhere in the Plan to the contrary, all obligations of the Debtors owed to any retiree under any Benefit Plan as of the Confirmation Date are assumed and assigned to the Liquidation LLC, which must continue to satisfy those obligations until such obligations cease under the terms of the applicable Benefit Plans."

         32. Section 1.05 of the Plan is amended by inserting the italicized phrase below, such that Section 1.05 of the Plan now provides, in its entirety:

                  ALLOWED With respect to any Claim against, or Equity Interest in, any of the Debtors: (i) (a) proof of which, request for payment of which, or application for allowance of which, was filed or deemed filed with the Bankruptcy Court on or before the Bar Date, the Administrative Claims Bar Date, the Professional Fee Bar Date, or the Rejection Damages Bar Date, as applicable, for filing proofs of claim or equity interest or requests for payment for Claims of such type against any of the Debtors or such date as established by order of the Bankruptcy Court, even if such date is after the Bar Date, the Administrative Claims Bar Date, the Professional Fee Bar Date, or the Rejection Damages Bar Date, as applicable', or (b) a Claim or Equity Interest that is allowed by the Debtors with the prior written consent of the Committee in any contract, instrument, indenture, or other agreement entered into in connection with this Plan; and (ii) in each case, a Claim or Equity Interest as to which no objection to its allowance or motion to estimate for purposes of allowance has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court or, as to which any such objection or motion has been interposed, to the extent allowed by a Final Order. The term "Allowed," when used to modify a reference in this Plan to any Claim, Equity Interest, Class of Claims, or Class of Equity Interests, means a Claim or Equity Interest (or any Claim or Equity Interest in any such Class) that is so allowed (e.g., an "Allowed Secured Claim" is a Claim that has been allowed to the extent of the value, as determined by the Bankruptcy Court under Section 506(a) of the Bankruptcy

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                  Code, of any interest in property of the Estate securing such
                  Claim).

         33. Section 12.02 of the Plan is amended by the insertion of the following at the end of that section:

                  Nothing in this Section 12.02 or elsewhere in this Plan is to be construed or is to have the effect of extinguishing, or prohibiting or otherwise limiting, the right of any holder of a Claim to assert a right to setoff or recoupment arising in connection with such Claim as part of the resolution and treatment of such Claim in accordance with the terms of this Plan.

  F. MISCELLANEOUS

         34. After the Confirmation Date but before substantial consummation of the Plan as defined in Bankruptcy Code Section 1101(2), the Debtors, the Committee, or the Liquidation LLC may, under Bankruptcy Code Section 1127(b), institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially and adversely affect the treatment of holders of Claims or holders of Equity Interests under the Plan; provided, however, that prior notice of such proceedings must be served in accordance with the Bankruptcy Rules or applicable order of the Court.

         35. The DISTRIBUTION RECORD DATE referred to in Section 1.44 of the Plan and as used throughout the Plan is the date the Court enters this Order.

         36. The CONFIRMATION DATE referred to in Section 1.30 of the Plan and as used throughout the Plan and this Order is the date the Court enters this Order.

         37. All state or local government officials or agents are directed to forego the collection of any tax or assessment described in this Order or in Bankruptcy Code Section 1146(c) and to accept for filing or recordation any of the instruments or other documents described in this Order or in Bankruptcy Code
Section 1146(c) without the payment of any such tax or assessment.

         38. In accordance with 28 U.S.C. Section 1930(a)(6), the Liquidation LLC, on the Estates' behalf, must pay all quarterly fees payable to the Office of the United States Trustee until these

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

Chapter 11 Cases are closed under Bankruptcy Code Section 350 or dismissed or converted under Bankruptcy Code Section 1112. After the Confirmation Date, the Liquidation LLC must file any required financial reports on a quarterly basis with the Office of the United States Trustee.

         39. The stay in effect in the Chapter 11 Cases under Bankruptcy Code
Section 362(a) continues to be effective until the Effective Date, and at that time will be dissolved and of no further force or effect, subject to the injunctions provided in the Plan and this Order.

         40. Under Bankruptcy Code Section 1123(a) and 1142(a), the provisions of this Order, the Plan, and the Liquidation LLC Agreement apply and are enforceable notwithstanding any otherwise applicable non-bankruptcy law.

         41. The failure specifically to include any particular provision of the Plan in this Order does not diminish or impair the efficacy of such provision; the Court intends by this Order to confirm and approve the Plan and all its provisions in their entirety.

         42. The Debtors, the Committee, the Liquidation LLC, and their respective counsel are authorized and directed to do such acts and to execute such documents as are necessary and appropriate to implement the terms of the Plan.

         43. All objections to confirmation of the Plan, to the extent not already overruled by the Court or satisfied by the provisions of this Order, are OVERRULED.

         44. The provisions of this Order are nonseverable and mutually dependent.

Dated: July 22, 2003

                                              /s/ William T. Badoh
                                            ------------------------------------
                                            CHIEF UNITED STATES BANKRUPTCY JUDGE

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